Exhibit 10.7

LOAN EXTENSION AGREEMENT

This Loan Extension and Modification Agreement (the “Agreement”) is dated as of this 23rd day of March, 2018, by and between urban-gro Inc., a Colorado corporation (the “Company”), Bradley Nattrass and Octavio Gutierrez, individually, (hereinafter jointly referred to as the “Principals”) and Michael Sandy Bank. (“SB”).

Terms not otherwise defined herein shall have the meaning ascribed to such terms in that certain 365-Day Promissory Note With Demand Repayment Provision by and between the parties hereto (the “Promissory Note”).

WITNESSETH

WHEREAS, the Company has issued the Promissory Note in favor of Michael Sandy Bank in the principal amount of $300,000 (the “Loan”), which included various terms and conditions that the parties hereto wish to amend, including the maturity date of the Promissory Note and revising the security for the Loan;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Extension of Promissory Note. The maturity date of the Promissory Note is hereby extend from March 23, 2018 to March 23, 2019. Payments of interest as provided in the Promissory Note shall continue as initially contemplated.

2. Release of Security. SB hereby consents to and releases the Company from any and all obligations to provide security for the Loan, including but not limited to granting SB a security interest in the assets of the Company. Further, SB hereby consents to and releases the Principals from that Personal Guarantee of the Promissory Note.

3. Stock Pledge. As part of the consideration for the provisions of Paragraphs 1 and 2 above, and as new security for the Loan, upon execution hereof the Principals of the Company shall execute and deliver to the applicable escrow agent that certain Stock Pledge Agreement pledging as security for the Loan an aggregate of Three Hundred Thousand (300,000) shares of the Company’s Common Stock owned by them and all documents ancillary thereto required to “perfect” SB’s security. A copy of the Stock Pledge Agreement is attached hereto and incorporated herein as if set forth.

4. Additional Consideration – Warrants. As additional consideration herein, the Company hereby agrees to issue to SB and his assigns Six Thousand, (6,000) Common Stock Purchase Warrants, each exercisable to purchase one shares of the Company’s Common Stock at a price of $1 per share, which Warrants shall have a term of five (5) years. A copy of the applicable Warrant Agreement is attached hereto as Exhibit “B”.

5. No Novation. It is the intention and understanding of the parties hereto that this Agreement shall act as an extension of the Promissory Note and that this Agreement shall not act as a novation of such note.

6. Balance of Terms. All of the terms and conditions of the Promissory Note not specifically amended hereinabove shall remain in full force and effect.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed, effective as of the date indicated hereon.

Dated: March 23, 2018

/s/ Michael Sandy Bank
Michael Sandy Bank

urban-gro, Inc.

By: /s/ Bradley Nattrass
Bradley Nattrass, CEO

/s/ Bradley Nattrass
Bradley Nattrass

/s/ Octavio Gutierrez
Octavio Gutierrez